Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Record $1.51 Earnings Per Share for First Quarter 2003

First Quarter Financial Highlights

•	Record revenues of $1.6 billion – up 30%

•	Record net earnings of $106.3 million – up 48%

•	Record homebuilding operating earnings of $188.3 million – up 42%

•	Record financial services operating earnings of $34.3 million – up 47%

•	Record EBITDA of $215.4 million – up 44%

•	Return on net capital of 21.1%

•	Zero outstanding under $926 million revolver and $500 million of cash at quarter end

•	Record backlog dollar value of $3.5 billion – up 42%

Miami, March 18, 2003—Lennar Corporation (NYSE: LEN), one of the nation’s largest homebuilders, today reported earnings for its first quarter ended February 28, 2003. First quarter net earnings in 2003 were $106.3 million, or $1.51 per share diluted, compared to net earnings of $71.9 million, or $1.03 per share diluted, in 2002. Revenues in the first quarter increased 30% to $1.6 billion from $1.2 billion in the same period last year.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “While the geopolitical and economic environment remains uncertain given current events, we are pleased to report yet another record quarter. Our disciplined financial management, guided by the Lennar process, has allowed us to achieve an almost 50% increase in net earnings with a return on net capital in excess of 20%, while still continuing to strengthen our balance sheet.”

Mr. Miller continued, “Our balance sheet remains strong and our leverage is at an historically low level which positions the Company both for possible adverse market conditions and to capitalize on market inefficiencies and opportunities as they arise.”

Mr. Miller concluded, “Given our current sales pace and record backlog of approximately $3.5 billion and assuming general economic stability, we are well positioned to achieve our stated goals of $8.50 per share in fiscal 2003 and $10.00 per share in fiscal 2004, which is based on 76 million diluted shares in both years assuming dilution for both of the Company’s convertible debt securities.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2003 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2002

Homebuilding

Revenues from sales of homes increased 30% in the first quarter of 2003 to $1.4 billion from $1.1 billion in 2002. Revenues were higher due primarily to a 18% increase in the number of home deliveries and a 10% increase in the average sales price. New home deliveries increased to 5,642 homes in the first quarter of 2003 from 4,791 homes last year. New home deliveries were higher primarily due to strength in the California market, combined with the Company’s entry into the Illinois market in the second half of 2002. The average sales price on homes delivered increased to $255,000 in the first quarter of 2003 from $232,000 in 2002, primarily due to an increase in the average sales price in most of the Company’s markets, combined with changes in product mix.

Gross margins on home sales were $342.9 million, or 23.8%, in the first quarter of 2003, compared to $256.4 million, or 23.1%, in 2002. Margins were positively impacted by strength in most of the Company’s markets, offset by softness in the Texas market.

Selling, general and administrative expenses as a percentage of revenues from home sales were 12.1% in both the first quarter of 2003 and 2002. Selling, general and administrative expenses declined as a percentage of revenues from home sales given the higher revenues in selected markets including primarily California, Maryland and Virginia. This decrease was offset by higher marketing costs in other markets, including primarily Texas and Colorado.

Sales of land and other revenues, net, totaled $11.4 million in the first quarter of 2003, compared to $4.7 million in the same period in 2002. Equity in earnings from unconsolidated partnerships was $8.6 million in the first quarter of 2003, compared to $6.2 million in the same period last year. Margins achieved on land sales and equity in earnings from unconsolidated partnerships may vary significantly from period to period depending on the timing of land sales by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division increased to $34.3 million in the first quarter of 2003 from $23.4 million last year. The increase was primarily due to improved results from the Company’s mortgage and title operations which benefited from a continued low interest rate and strong housing environment in the first quarter of 2003. Mortgage and title results reflected increases both in the number of transactions and in the profit per transaction in the first quarter of 2003, compared to 2002.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in both the first quarter of 2003 and 2002.

Interest Expense

In the first quarter of 2003, interest expense was $30.2 million, or 1.9% of total revenues, compared to $24.0 million, or 1.9% of total revenues, in 2002.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Sunstar Communities, Don Galloway Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Summit Homes, Cambridge Homes, Seppala Homes, Genesee and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market for homes and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2002 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 AM Eastern time on Wednesday, March 19, 2003. The call will be broadcast live over the Internet and can be accessed through the Company’s web site at www.lennar.com. A replay of the conference call will be available later that day by calling 719-457-0820 and entering 406004 as the confirmation number.

LENNAR CORPORATION

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended February 28,
	2003	2002
Revenues:
Homebuilding	$1,488,735	1,142,119
Financial services	128,135	105,625

Total revenues	$1,616,870	1,247,744

Operating earnings:
Homebuilding	$188,313	132,735
Financial services	34,345	23,424

Total operating earnings	222,658	156,159
Corporate general and administrative expenses	21,664	16,624
Interest expense	30,202	24,048

Earnings before income taxes	170,792	115,487
Income taxes	64,474	43,596

Net earnings	$106,318	71,891

Average shares outstanding:
Basic	64,212	63,303
Diluted	71,649	71,090

Earnings per share:
Basic	$1.66	1.14
Diluted	$1.51	1.03

Supplemental information:
Interest incurred (1)	$32,943	30,675
EBITDA (2):
Earnings before income taxes	$170,792	115,487
Interest expense	30,202	24,048
Depreciation and amortization	14,406	10,206

EBITDA	$215,400	149,741

(1)	Homebuilding interest incurred is capitalized as inventories and relieved as interest expense when homes are delivered.
(2)	EBITDA is a non-GAAP financial measure derived by adding back interest expense and depreciation and amortization that were reflected in earnings before income taxes.

LENNAR CORPORATION

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended February 28,
	2003	2002
Revenues:
Sales of homes	$1,440,159	1,109,774
Sales of land and other revenues	39,974	26,132
Equity in earnings from unconsolidated partnerships	8,602	6,213

Total revenues	1,488,735	1,142,119
Costs and expenses:
Cost of homes sold	1,097,275	853,396
Cost of land and other expenses	28,618	21,467
Selling, general and administrative	174,529	134,521

Total costs and expenses	1,300,422	1,009,384

Operating earnings	$188,313	132,735

LENNAR CORPORATION

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	At or for the Three Months Ended February 28,
	2003	2002
Deliveries:
East	1,618	1,540
Central	1,836	1,488
West	2,188	1,763

Subtotal	5,642	4,791
Unconsolidated partnerships	188	119

Total	5,830	4,910

New Orders:
East	2,477	2,135
Central	2,089	1,659
West	1,960	2,287

Subtotal	6,526	6,081
Unconsolidated partnerships	185	122

Total	6,711	6,203

Backlog – Homes:
East	5,376	4,121
Central	2,910	2,120
West	4,310	3,571

Subtotal	12,596	9,812
Unconsolidated partnerships	442	253

Total	13,038	10,065

Backlog Dollar Value
(including unconsolidated partnerships)	$3,468,002	2,450,070

Lennar’s	market regions consist of the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

In addition, Lennar has interests in unconsolidated partnerships that sell homes in other states.

LENNAR CORPORATION

Consolidated Condensed Balance Sheets

(Dollars in thousands)

	(Unaudited)
	February 28,		November 30,
	2003	2002	2002
Assets:
Cash and cash equivalents	$500,227	483,573	731,163
Inventories	3,662,319	2,660,360	3,237,577
Investments in unconsolidated partnerships	298,440	315,878	285,594
Other assets	442,245	289,674	406,170
Financial services	688,595	630,464	1,095,129

	$5,591,826	4,379,949	5,755,633

Liabilities and stockholders’ equity:
Accounts payable and other liabilities	$879,703	660,387	969,779
Senior notes and other debts payable	1,826,790	1,505,570	1,585,309
Financial services	551,544	473,285	971,388

Total liabilities	3,258,037	2,639,242	3,526,476
Stockholders’ equity	2,333,789	1,740,707	2,229,157

	$5,591,826	4,379,949	5,755,633

Net debt to total capital (1)	36.2%	37.0%	27.7%

(1)	Net debt to total capital is net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital
(net	homebuilding debt plus stockholders’ equity).